[SUTHERLAND ASBILL & BRENNAN LLP]

MARY E. THORNTON

DIRECT LINE: 202.383.0698

Internet: mary.thornton@sablaw.com

April 28, 2006

Board of Directors

TIAA-CREF Life Insurance Company

730 Third Avenue

New York, New York 10017-3206

Re:	TIAA-CREF Life Separate Account VLI-1

TIAA-CREF Life Insurance Company

Registration Statement on Form N-6

File Nos. 333-128699 and 811-10393

Ladies and Gentlemen:

We hereby consent to the reference to our name under the heading “Legal Matters” in the statement of additional information included in post-effective amendment No.1 to the registration statement on Form N-6 for certain flexible premium variable universal life insurance policies issued through TIAA-CREF Life Separate Account VLI-1 of TIAA-CREF Life Insurance Company. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

SUTHERLAND ASBILL & BRENNAN LLP

By:	/s/ Mary E. Thornton
Mary E. Thornton